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                                                                      EXHIBIT 11



                                CABOT CORPORATION

         Earnings per Common Share for the Year Ended September 30, 1997

                 Statement Re: Computation of Per Share Earnings
                    (In thousands, except per share amounts)


                                                              Primary     Fully Diluted
                                                              -------     -------------

Shares of common stock outstanding at October 1, 1996,
       less treasury stock                                     71,589         71,589

Plus net weighted shares of treasury stock purchased           (1,714)        (1,714)

Plus common stock equivalents:

       Effect of convertible preferred stock conversion             -          5,981
       Effect of equity incentive awards                          855            880
                                                              -------        -------

Weighted average shares outstanding                            70,730         76,736
                                                              =======        =======

Income applicable to common shares                            $89,487        $89,487

Dividends on preferred stock                                        -          3,258

Preferred stock conversion compensation shortfall                   -         (1,798)
                                                              -------        -------

Earnings applicable to common shares                          $89,487        $90,947
                                                              =======        =======

Earnings per common share                                     $  1.27        $  1.19
                                                              =======        =======